TERM SHEET MGC Resources Inc. (Spring Valley Project)

1. Parties: Barrick Gold Exploration Inc. (“BGEI”) and MGC Resources Inc. (MGC)

2. Property:  See attached Exhibit A (the “Property”).

3. Area of Interest:

Area of Interest as defined in the Confidentiality Agreement dated August 31, 2008

4. Underlying royalties and obligations:

•

MGC’s interest in the Property is subject to royalties as described in Exhibit B.

5. Exploration Agreement with Option to Joint Venture:  BGEI and MGC will enter into an agreement (“Agreement”) granting BGEI the exclusive and irrevocable right to earn a 60% interest in the subject property by spending $30,000,000 on the property ($4,000,000 guaranteed in the first year) over 5 years. BGEI may at its sole discretion increase its interest by 10% (70% total) by spending an additional $8,000,000 by the 6th anniversary of the agreement.  At MGC’s election, BGEI may also earn an additional 5% (75% total) by carrying MGC to a production decision and arranging financing for MGC’s share of mine construction expenses.  The carrying and financing costs plus interest would be recouped by BGEI once production has been established.

6. Work Commitment: Subject to BGEI’s right to terminate as set out below, in order to maintain the Agreement in effect BGEI shall expend the following minimum Work Expenditures on or for the benefit of the Property:

Date	Work Expenditures	Aggregate
By 1st Anniversary of Agreement December 31, 2009	US$ 4,000,000	US$ 4,000,000
By 2nd Anniversary of Agreement December 31, 2010	US$ 5,000,000	US$ 9,000,000
By 3rd Anniversary of Agreement December 31, 2011	US$ 7,000,000	US$ 16,000,000
By 4th Anniversary of Agreement December 31, 2012	US$ 7,000,000	US$ 23,000,000
By 5th Anniversary of Agreement December 31, 2013	US$ 7,000,000	US$ 30,000,000

“Work Expenditures” shall include all direct and indirect costs of land holdings, evaluation, exploration and development of the Property, including without limitation drilling, drilling and tunneling costs, machinery, equipment and supply costs, salaries, benefits and wages of employees, contractor charges and fees, assay, metallurgical and other lab fees, permitting and environmental compliance costs, land maintenance costs, bonding and insurance costs, local office and camp expenses, and utility and infrastructure costs..  The first year’s obligation will be a hard commitment.  Excess Work Expenditures in any period shall apply against any future years’ obligation. In the event of any shortfall in Work Expenditures BGEI may elect to pay the shortfall in cash and thereby satisfy the obligation.

7. Termination: BGEI may terminate the agreement at any time by giving written notice after meeting the first year’s commitment as described in Section 6 above.  Upon such termination, BGEI shall be relieved of all obligations under the Agreement, except the obligation to reclaim any disturbance created by its activities on the property in accordance with applicable laws and regulations.

Page 1   Term Sheet – BGEI – MGC October 17 2008

8. Reports:  Within 60 days following each anniversary of the Agreement, BGEI shall provide MGC with a report on all work conducted on the Property during the preceding Agreement year, with a copy of all data, including a detailed expenditure statement. In addition to annual reports, BGEI will provide a quarterly report to keep MGC generally advised of operations and significant results.

9. Administrative Fee: MGC shall coordinate geologic and administrative activities under the direction of BGEI, billing monthly at cost (in accordance with agreed-upon accounting procedures) plus an administrative fee of 5.0%.  The value of all such work by MGC shall be included as Work Expenditures.

10. Options upon Completion of Initial Earn-in:

At the completion of the initial earn-in above, one of the following occurs:

1)

BGEI and MGC enter into a  55/45 JV with BGEI as operator;

2)   BGEI at its sole discretion elects to spend an additional $8,000,000 during the year after vesting at 60% to increase its interest in the JV to 70%. At MGC’s election, BGEI may earn an additional 5% (75% total interest) by carrying MGC to a production decision and arranging financing for MGC’s share of mine construction expenses with the carrying and financing costs plus interest to be recouped by BGEI once production has been established.

3)  If at any of the decisions points above MGC elects to not participate in a JV, BGEI would have the option to purchase MGC’s remaining interest for $40,000,000 within one year of vesting with MGC retaining a 2% NSR (MGC will work with BGEI to reduce the current  royalties).

11. Confidentiality/News Releases: The terms of this Term Sheet and the Agreement, and all data and information coming into the possession of the parties pursuant thereto shall be deemed strictly confidential and shall be kept strictly confidential by the parties and no party shall make any public announcement or disclosure related to this Term Sheet, the Agreement or the Property without the prior written consent of the other party.

12. Assignment: No assignment, except to an affiliate, without express prior written consent, and subject to a Right Of First Refusal in favor of the non-assigning party.

The terms and conditions set forth in this letter are agreed upon by the parties and shall serve as the basis for finalization of a Joint Venture agreement to be completed by the parties.

Agreed and accepted This 17th of October 2008

Midway Gold Corp., MGC Resources Inc.

Barrick Gold Exploration Inc.

By: _/s/ Alan Branham

By: /s/ Edward Cope

President and CEO

VP Exploration

Page 2   Term Sheet – BGEI – MGC October 17 2008

Exhibit A

“Property”

Page 3   Term Sheet – BGEI – MGC October 17 2008